Exhibit 99.1

NEWS RELEASE

Contacts:       Lawrence P. Ward, CEO
Margaret Torres, CFO
805-239-5200

HERITAGE OAKS BANCORP HIRES FREDERICK J. BOND AS SENIOR VICE PRESIDENT OF THE MORTGAGE DEPARTMENT

Paso Robles, CA - November 16, 2007 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank (the “Bank”), today announced that Frederick Bond has joined the Bank’s management team as Senior Vice President Division Manager of the Mortgage Department.

“Fred has built an enviable reputation in lending markets in this region, both as a highly productive lending manager and as an innovator in the business lending field,” said Mark Stasinis, EVP Southern Regional Manager. “He also brings his successful track record in cross-selling, which will be a strong compliment to our branching network.

“We believe that with the slowdown in activity and reduction in competitive mortgage lending operations, there is an opportunity for the Bank to expand and capture a greater share of the market and become the preferred mortgage solution on the Central Coast,” Stasinis noted.

Bond has worked in the San Luis Obispo market since 1979. Before joining Heritage Oaks Bancorp, Bond was District Manager and Vice President of GMAC Mortgage, where he managed five offices in San Luis Obispo and Santa Barbara Counties. His primary duties included training cross-selling opportunities, sales techniques, developing loan origination software and recruiting sales staff to all offices. Prior to his tenure at GMAC, Bond worked for Pacific Republic Mortgage Corporation where he managed two offices in San Luis Obispo.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has full service banking offices throughout San Luis Obispo and Santa Barbara counties. In San Luis Obispo County, Heritage Oaks Bank has its headquarters plus one banking office in Paso Robles, two offices in San Luis Obispo, single office locations in Cambria, Arroyo Grande, Atascadero, Templeton, and Morro Bay. In Santa Barbara County, Heritage Oaks Bank operates three banking offices in Santa Maria and, as of October 13, 2007, two banking offices in the city of Santa Barbara under the brand of Business First, a division of Heritage Oaks Bank. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

NOTE: Transmitted on Prime Newswire on November 16, 2007, at 3:30 a.m. PST.